Exhibit 99.2

FOR IMMEDIATE RELEASE

CIT CONFIRMS ORDER FOR ROLLS-ROYCE TRENT XWB ENGINES

        NEW YORK and PARIS – June 20, 2007 — CIT Group Inc. (NYSE: CIT), a leading global provider of commercial and consumer finance solutions, today confirmed from the 47th International Paris Air Show an order for seven ship sets of Trent XWB engines to power their Airbus A350 XWBs. The deal is valued at $300 million at engine list prices. Deliveries are scheduled to begin in 2014.

        “The Trent XWB, designed exclusively for the A350 XWB, promises to produce the level of performance that our customers demand,” said Tony Diaz, Executive Vice President, CIT Aerospace, Commercial Airlines. “We are confident in Rolls-Royce’s ability to develop a high quality engine for the A350XWB.”

        Mark King, Chief Commercial Officer, Civil Large Engines at Rolls-Royce, added, “As an established and respected leasing company, CIT plays a big part in penetrating new markets with our products. Their decision to purchase these Trent-powered A350 XWBs signals their confidence in the program and the products.”

        The Trent XWB is the only engine available for the A350 XWB and will power all versions of the aircraft. To date, CIT has taken delivery of 12 new twin aisle aircraft that are powered by the Rolls-Royce engines.

About CIT Aerospace

CIT Aerospace provides financing solutions to a broad spectrum of the global aerospace value chain ranging from operators of commercial and business aircraft to manufacturers and suppliers in the aerospace and defense industries as well as financial institutions.

About CIT

CIT Group Inc. (NYSE: CIT), a leading global commercial and consumer finance company, provides clients with financing and leasing products and advisory services. Founded in 1908, CIT has approximately $80 billion in managed assets and possesses the financial resources, industry expertise and product knowledge to serve the needs of clients across approximately 30 industries worldwide. CIT, a Fortune 500 company and a member of the S&P 500 Index, holds leading positions in vendor financing, factoring, equipment and transportation financing, Small Business Administration loans, and asset-based lending. With its global headquarters in New York City, CIT has approximately 7,500 employees in locations throughout North America, Europe, Latin America and Asia Pacific. www.cit.com

About Rolls-Royce

Rolls-Royce, a world-leading provider of power systems and services for use on land, at sea and in the air, operates in four global markets - civil aerospace, defence aerospace, marine and energy. The company has a broad customer base comprising 600 airlines, 4,000 corporate and utility aircraft and helicopter operators, 160 armed forces, more than 2,000 marine customers including 70 navies, and energy customers in 120 countries. Rolls-Royce is a technology leader, employing 38,000 people in offices, manufacturing and service facilities in 50 countries.

MEDIA CONTACTS:

CIT – Paris
Abby Cohn
CIT Aerospace
(347) 751-2109
abby.cohn@cit.com

CIT – New York
C. Curtis Ritter
Director of External Communications & Media Relations
(212) 461-7711
Curt.Ritter@CIT.com

Steve Klimas
CIT Investor Relations
973-535-3769

Rolls-Royce plc
Annalie Brown
Communications Manager – Civil Aerospace
+44 (0)7966 878229
annalie.brown@rolls-royce.com

Paris Air Show
Hall 5, Stand A19
Chalet B43, Row B
Press Office
Tel: +33 141 57 5284
parismediateam@rolls-royce.com